ADMINISTRATIVE SERVICES AGREEMENT

      This Agreement is made as of the 30th day of April, 2001, by and between INVESCO Funds Group, Inc. ("INVESCO"), and Ameritas Life Insurance Company ("Ameritas"), a Nebraska corporation, collectively, the "Parties."

                                   WITNESSETH:

      WHEREAS, INVESCO serves as the administrator for the INVESCO Variable Investment Funds, Inc. ( the "Company"); and

      WHEREAS, Ameritas has entered into an agreement, dated April 30, 2001, with the Company and INVESCO (the " Fund Participation Agreement") pursuant to which INVESCO will make shares of certain of its Portfolios available to certain variable life insurance and/or variable annuity contracts offered by Ameritas through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Fund Participation Agreement; and

      WHEREAS, the Fund Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value to a Portfolio; and

      WHEREAS, the Fund Participation Agreement provides that Ameritas, at its expense, will provide various administrative and shareholder contact services with respect to prospective and actual Variable Contract Owners of Ameritas; and

      WHEREAS, the Fund Participation Agreement makes no provision for the rate at which each party shall incur expenses in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

      WHEREAS, the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

      WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;

      NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

      I. SERVICES PROVIDED:

Ameritas agrees to provide services to the Company and INVESCO including the following:

a) responding to inquiries from Ameritas Contract Owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Ameritas as they relate to INVESCO, the Company or its Portfolios;

b) providing information to INVESCO or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

c) communicating directly with Contract Owners concerning INVESCO or the Company's operations;

e) providing such similar services as INVESCO or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

      II. EXPENSE ALLOCATIONS:

Subject to Section III hereof, and the provisions of Article IV of the Fund Participation Agreement, Ameritas or its affiliates shall initially bear the costs of the following:

a) printing and distributing all Fund Materials to be distributed to prospective Contract owners except as may otherwise be provided in the Fund Participation Agreement;

b) printing and distributing all sales literature or promotional material developed by Ameritas or its affiliates and relating to the Contracts;

c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

      III. PAYMENT OF EXPENSES:

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, Ameritas, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Ameritas, as described below:

a) INVESCO shall pay to Ameritas an Administrative Services Fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios attributable to Contracts offered by Ameritas, at the annual rate of 0.25% on the aggregate net assets placed by Ameritas in the INVESCO VIF Funds designated in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by Ameritas pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

b) From time to time, the Parties hereto shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Ameritas in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith.

c)    This Agreement shall not modify any of the provisions of Article IV or
      Article VI of the Fund Participation Agreement, but shall supplement those provisions.

      IV. TERM OF AGREEMENT:

This Agreement shall continue in effect for so long as Ameritas or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

      V.  INDEMNIFICATION:

(a) Ameritas agrees to indemnify and hold harmless the Company and INVESCO, and their officers, employees, and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Ameritas under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

(b) The Company and INVESCO agree to indemnify and hold harmless Ameritas and its officers, employees, and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Ameritas in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

      VI. NOTICES:

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, CO 80237
Attn: Ronald L. Grooms - Senior Vice President
FAX: 303 930-6541

Ameritas Life Insurance Company
P.O. Box 81889
Lincoln, NE   68510-1889
Attn:  General Counsel
FAX:  402-467-1122

      VII. APPLICABLE LAW:

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

      VIII. EXECUTION IN COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

      IX. SEVERABILITY:

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

      X. RIGHTS CUMULATIVE:

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

      XI. HEADINGS:

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.





INVESCO FUNDS GROUP, INC.                       AMERITAS LIFE INSURANCE COMPANY



By:  /s/ Ronald L. Grooms                       By:  /s/ Kenneth C. Louis
-------------------------                       -------------------------
Ronald L. Grooms                                Name:   Kenneth C. Louis
Senior Vice President & Treasurer               Title:  President & Chief
                                                          Operating Officer




INVESCO VARIABLE INVESTMENT FUNDS, INC.


By:  /s/ Ronald L. Grooms
-------------------------
Ronald L. Grooms
Treasurer